Exhibit 23

Consent of Independent Accountants

        We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-108470, 333-91506, 333-90497, and 33-63191) of Hanger Orthopedic Group, Inc. and Subsidiaries of our report dated March 5, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
McLean, Virginia
March 11, 2004